Exhibit 99.1

NEWS RELEASE
ENSCO INTERNATIONAL INCORPORATED

500 North Akard • Suite 4300 • Dallas, Texas 75201-3331 Tel: (214) 397-3000 • Fax: (214) 397-3370 • Web Site: www.enscous.com

ENSCO International Finalizes New Ultra-Deepwater Semisubmersible Rig Construction Contract

Dallas, Texas, May 6, 2008 ... ENSCO International Incorporated (NYSE: ESV) reported that one of its subsidiaries has finalized the construction contract for an ultra-deepwater semisubmersible rig to be named ENSCO 8504. The contract for construction of the rig was entered into with Keppel FELS Limited (Keppel FELS) Shipyard in Singapore at a total project cost currently projected to be $512 million. Delivery is expected in the second half of 2011.

ENSCO 8504 is the Company's fifth ultra-deepwater semisubmersible rig in the ENSCO 8500 Series® currently under construction, and will be part of the Company's six-rig deepwater fleet that includes the ENSCO 7500 deepwater semisubmersible that has been in service since 2000. Four of the ENSCO 8500 Series® rigs are now contracted to customers for term work commencing upon delivery and marketing of ENSCO 8504 already is underway.

The ENSCO 8500 Series® deepwater semisubmersibles are enhanced versions of ENSCO 7500, and are based upon an ENSCO proprietary design. Enhancements include a two million pound quad derrick, offline pipe handling capability, increased drilling capacity, improved automatic station keeping ability and larger living quarters. The 8500 Series rigs will be capable of drilling in up to 8,500 feet of water. With these capabilities and features, the rigs will be especially well-suited for deepwater development drilling.

Daniel W. Rabun, ENSCO's Chairman, President and Chief Executive Officer, commented: "We are pleased to again partner with Keppel FELS as we execute on our strategy to play a significant role in meeting the unprecedented demand for deepwater drilling equipment. Our $2.0 billion investment in the ENSCO 8500 Series® rigs demonstrates our commitment to expanding our deepwater rig fleet. We estimate that over one-quarter of our revenues will be derived from our deepwater fleet after all rigs commence operations."

Statements contained in this news release that state the Company's or management's intentions, hopes, beliefs, expectations, anticipations, projections or predictions of the future are forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include references to the expected delivery date and cost of ENSCO 8504 and the revenues to be derived from the Company's deepwater fleet. It is important to note that the Company's actual results could differ materially from those projected in such forward-looking statements. The factors that could cause actual results to differ materially from those in the forward-looking statements include the following: (i) delay in the anticipated ENSCO 8504 delivery date, (ii) changes in actual cost of the rig, (iii) general rig construction and design risks, (iv) risks of commissioning and delivery acceptance, (v) risks associated with shipbuilding in foreign jurisdictions, (vi) force majeure events, (vii) renegotiation, nullification, or breach of contracts, and (viii) other risks described from time to time as Risk Factors and otherwise in the Company's SEC filings. Copies of such SEC filings may be obtained at no charge by contacting our investor relations department at 214-397-3045 or by referring to the investor relations section of our website at http://www.enscous.com.
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All information in this press release is as of May 6, 2008. The Company undertakes no duty to update any forward-looking statement, to conform the statement to actual results, or reflect changes in the Company's expectations.

ENSCO, headquartered in Dallas, Texas, owns and operates a modern fleet of offshore drilling rigs servicing the petroleum industry on a global basis.

ENSCO Contact: Richard LeBlanc (214) 397-3011

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